Exhibit 99.6

VERNAL CAPITAL ACQUISITION CORP

(Company)

CONSENT TO ACT AS INDEPENDENT DIRECTOR OF THE COMPANY

To:	Vernal Capital Acquisition Corp

My signature below represents my consent to act as an Independent Director of Vernal Capital Acquisition Corp. (the “Company”) subject to, and with the benefit of the provisions of, its memorandum and articles of association, as amended from time to time.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any applicable law from acting as a director of the Company.

Full Name:	Fu Qiang

Address:	c/o Vernal Capital Acquisition Corp.
1 Raffles Place #50-00
Singapore 048616

Very sincerely,

/s/ Fu Qiang	August 25, 2025
Fu Qiang	Date